Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2010 Third Quarter Results

BRENTWOOD, TN, (November 4, 2010) — Advocat Inc. (NASDAQ: AVCA), a premiere provider of long term care services primarily in the Southeast and Southwest, today announced its results for the third quarter and nine months ended September 30, 2010. On November 2, 2010, the Company declared a fourth quarter dividend of 5.5 cents per common share. The dividend will be paid January 14, 2011 to shareholders of record on December 31, 2010.
Highlights for Third Quarter 2010
Key highlights of continuing operations for the third quarter of 2010 compared to the third quarter of 2009 include the following:
•	Occupancy increased to 78.7% in 2010 compared to 77.0% in 2009, and total average daily census increased to 4,223 in 2010 from 4,124 in 2009, an increase of 2.4%.
•	Medicare average daily census increased to 541 in 2010 compared to 526 in 2009, an increase of 2.9%. Medicare and managed care census combined have increased 2.6%.
•	Revenue increased 3.7%, to $73.0 million in 2010, compared to $70.4 million in 2009.
•	Delivery of Medicare Part B revenues increased by $500,000, or 24%.
•	Medicaid rates increased 2.2% in 2010 compared to 2009 due to patient acuity levels and rate increases in certain states.
•	We incurred approximately $300,000 in training costs related to implementation of the new MDS 3.0 patient assessment tool and training costs related to the implementation of electronic medical records during the quarter. These costs were composed primarily of temporary operating wage cost increases.
•	We added approximately $100,000 in nursing center payroll costs to improve our ability to market to and care for high acuity patients.
•	We incurred approximately $100,000 in severance and hiring costs to strengthen the management team.
•	Net income from continuing operations was $229,000 versus $937,000, or $0.02 versus $0.15 per diluted common share because of Medicare rate reductions of approximately $600,000 and a non-cash professional liability expense increase of approximately $900,000.
•	Funds provided by operations were $3.3 million ($0.57 per diluted common share) versus $2.6 million ($0.45 per diluted common share) in 2009.
CEO Remarks
William R. Council, III, noted, “Third quarter results reflect our continued trend of steady improvements to our business. Skilled mix and occupancy were higher again this quarter. We saw a combined increase of 2.6% in our skilled Medicare and managed care average daily census compared to the third quarter of 2009, and a 2.4% increase in total census. This is the eighth consecutive quarter where our results have shown sequential improvement in at least one of our three critical measurements: average daily census, Medicare census, and funds from operations. During the period, we also invested in building for the future, completing two renovations during the quarter. I’m particularly pleased with results of one of our Alabama facilities, where occupancy increased from 78% prior to the renovation to over 95% since completion of the renovation in the middle of the third quarter.”
“We recently completed a thorough long-term planning session aimed at laying the ground work for improving our high acuity service offerings. One of the key aspects of that plan, the rollout of our electronic medical records project, is already underway. We are making significant investments in this initiative in 2010 and 2011 averaging $130,000 per facility. The initial pilot tests confirmed that this system is a key factor for improving patient care.”
Other Highlights for the Third Quarter 2010
Revenue increased to $73.0 million in 2010 from $70.4 million in 2009, an increase of $2.6 million, or 3.7%. CMS reduced Medicare rates by 1.1% effective October 1, 2009, reducing revenues by $0.2 million in the third quarter of 2010 versus 2009, compared to a market basket increase that would have increased rates by 2.2%. In spite of the CMS Medicare rate cut, we were able to increase revenue through a 2.9% increase in Medicare census and a 2.4% increase in total census, including Medicaid, private pay and hospice census. We also experienced higher Medicaid rates, as discussed below.
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended
	September 30,
	2010	2009
Skilled nursing occupancy	78.7%	77.0%
Medicare census as percent of total	12.8%	12.7%
Managed care census as percent of total	1.1%	1.2%
Medicare revenues as percent of total	29.9%	30.5%
Medicaid revenues as percent of total	54.3%	54.7%
Managed care revenues as percent of total	2.5%	2.6%
Medicare average rate per day	$388.37	$401.88
Medicaid average rate per day	$148.21	$144.96
Managed care average rate per day	$394.11	$379.91
The Company’s average rate per day for Medicare Part A patients decreased 3.4% in 2010 compared to 2009 primarily as a result of a CMS reduction in Medicare rates effective October 1, 2009. The Company’s average rate per day for Medicaid patients increased 2.2% in 2010 compared to 2009 as a result of rate increases in certain states and increasing patient acuity levels.
Operating expense increased to $58.5 million in 2010 from $56.3 million in 2009, an increase of $2.2 million, or 3.9%. Operating expense increased to 80.2% of revenue in 2010, compared to 80.0% of revenue in 2009. The increase in operating expense as a percent of revenue is due to the effects of the Medicare rate cut imposed in 2009 as well as the other expense increases described below. Had we received the expected Medicare market basket adjustment on October 1, 2009, our operating expenses would have been 79.5% of revenue in the third quarter of 2010.
The largest component of operating expenses is wages, which increased to $36.3 million in 2010 from $34.2 million in 2009, an increase of $2.1 million, or 6.2%. Average merit increases for operating personnel were approximately 1.8% for the period, with census increases accounting for a large portion of the remaining increase. We added approximately $100,000 in nursing center payroll costs to improve our ability to market to and care for high acuity patients. We also experienced temporary increases in wages that resulted from training for the new MDS 3.0 patient assessment tool in our facilities as well as costs of introducing electronic medical records in three of our facilities. These efforts resulted in additional expenses of approximately $300,000, composed primarily of temporary operating wage cost increases for training.
General and administrative expenses were $5.0 million in 2010, compared to $4.4 million in 2009, an increase of $0.6 million. Average merit increases were 1.6%. We experienced increased costs of approximately $100,000 related to the transition to the new MDS 3.0 patient assessment tool at all facilities and training costs related to the implementation of electronic medical records systems in 3 facilities during the third quarter of 2010. We incurred approximately $100,000 in non-recurring general and administrative expenses related to severance costs and hiring costs related to new positions.
Funds Provided by Operations
Funds provided by operations were $3.3 million in the third quarter of 2010 compared to $2.6 million in 2009. A summary of the computation of funds provided by operations is included in the tables following this release.
Balance Sheet
The Company’s mortgage loan has an outstanding balance of $20.7 million at September 30, 2010, and matures in August 2011. As a result, the outstanding balance is included in current liabilities. The Company is currently in discussions with mortgage lenders and expects to refinance the mortgage early in 2011.
Revenue and Income Highlights for Nine Months
Revenues increased to $214.6 million in 2010 from $207.4 million in 2009, an increase of $7.2 million, or 3.5%. This increase is primarily due to higher patient census and increased Medicaid rates in certain states, partially offset by the effects of lower Medicare rates following a reduction effective October 1, 2009.
Net income from continuing operations was $1.9 million for the nine months ended September 30, 2010 compared to $1.8 million for the same period in 2009. Net income from continuing operations per diluted common share was $0.28 in 2010 compared to $0.27 in 2009.
Facility Renovations
As of September 30, 2010, the Company has completed renovations at fifteen facilities. The Company is developing plans for additional renovation projects. A total of $22.1 million has been spent on the renovation program to date, with $15.0 million financed through Omega, $6.0 million financed with internally generated cash, and $1.1 million financed with long-term debt. A table is included with this press release summarizing operating results at renovated nursing centers.

Electronic Medical Records
During 2010, we developed a plan to introduce EMR to all our facilities. We expect to complete our EMR implementation plan during the remainder of 2010 and 2011. It is anticipated that our investment in EMR will provide operational improvements through automation of record keeping and improvement in clinical records quality. Through September 30, 2010, we have capitalized approximately $800,000 related to our EMR initiative and expensed $100,000. We expect to have total expenses during 2010 and 2011 related to implementing our electronic medical record system of between $2.5 million and $3.0 million and total capital expenditures during this period of approximately $3.5 million.
West Virginia Nursing Center
The real estate developer of our new 90 bed skilled nursing center near Milton, West Virginia has secured a financing arrangement for the project, subject to final appraisal. Construction began in November 2010 and it is estimated the center will be completed in late 2011. Once completed, we will lease the center from the real estate developer. The initial lease term is 20 years from the date the center is completed and we have the option to renew the lease for two additional five-year periods as well as the right to purchase the center for a price ranging from 110% to 120% of the total project cost.
Investor Day
The Company will host its annual Investor Day at company headquarters in Brentwood, Tennessee, on Tuesday, December 7, 2010. Members of Advocat’s management team and board of directors will discuss the Company’s operations and long-term plans for improving our high acuity offerings, followed by a question and answer session. Presentations are scheduled to begin at 10:00 a.m. Central Time, 11:00 a.m. Eastern Time and conclude at 12:00 p.m. Central Time, 1:00 p.m. Eastern Time.
Conference Call Information
A conference call has been scheduled for Friday, November 5, 2010 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss third quarter 2010 results.
The conference call information is as follows:

Date:	Friday, November 5, 2010
Time:	9:00 A.M. Central, 10:00 A.M. Eastern

Webcast Links:	www.advocatinc.com
www.streetevents.com
www.earnings.com

Dial in numbers:	888-679-8034 (domestic) or 617-213-4847 (international)
Passcode:	38925415
In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocatinc.com before the start of the call.
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=PWPJTYGQ4
A replay of the conference call will be accessible two hours after its completion through November 12, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 22243518.
Forward-Looking Statements
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect the Company’s current views with respect to future events and present its estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made herein. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully construct and operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, our ability to refinance our mortgage loan in the ordinary course of business, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 46 skilled nursing centers containing 5,364 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.advocatinc.com.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$9,388	$8,609
Receivables, net	23,078	21,559
Deferred income taxes	4,698	4,792
Other current assets	4,441	6,774

Total current assets	41,605	41,734

Property and equipment, net	37,657	37,362
Deferred income taxes	13,395	13,804
Acquired leasehold interest, net	9,476	9,764
Other assets, net	2,656	2,602

TOTAL ASSETS	$104,789	$105,266

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$20,804	$2,278
Trade accounts payable	2,768	4,537
Accrued expenses:
Payroll and employee benefits	11,218	9,314
Current portion of self-insurance reserves	7,607	7,860
Other current liabilities	4,018	5,411

Total current liabilities	46,415	29,400
Noncurrent Liabilities
Long-term debt, less current portion	3,716	22,551
Self-insurance reserves, less current portion	12,041	12,235
Other noncurrent liabilities	16,794	15,195

Total noncurrent liabilities	32,551	49,981

PREFERRED STOCK	4,918	6,192

SHAREHOLDERS’ EQUITY	20,905	19,693

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$104,789	$105,266

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
PATIENT REVENUES, NET	$72,996	$70,392	$214,640	$207,432

EXPENSES:
Operating	58,534	56,315	170,324	163,720
Lease	5,661	5,462	16,899	16,207
Professional liability	1,684	817	4,095	6,392
General and administrative	4,954	4,428	14,719	13,559
Depreciation and amortization	1,453	1,382	4,301	4,053

	72,286	68,404	210,338	203,931

OPERATING INCOME	710	1,988	4,302	3,501

OTHER INCOME (EXPENSE):
Foreign currency transaction gain	—	—	—	191
Other income	—	—	—	549
Interest income	—	5	—	159
Interest expense	(413)	(456)	(1,224)	(1,423)
Debt retirement costs	—	—	(127)	—

	(413)	(451)	(1,351)	(524)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	297	1,537	2,951	2,977
PROVISION FOR INCOME TAXES	(68)	(600)	(1,028)	(1,141)

NET INCOME FROM CONTINUING OPERATIONS	229	937	1,923	1,836
DISCONTINUED OPERATIONS	(9)	195	182	589

NET INCOME	220	1,132	2,105	2,425
PREFERRED STOCK DIVIDENDS	(86)	(86)	(258)	(258)

NET INCOME FOR COMMON STOCK	134	1,046	1,847	2,167

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.02	$0.15	$0.29	$0.28
Discontinued operations	—	0.03	0.03	0.10

	$0.02	$0.18	$0.32	$0.38

Per common share — diluted
Income from continuing operations	$0.02	$0.15	$0.28	$0.27
Discontinued operations	—	0.03	0.03	0.11

	$0.02	$0.18	$0.31	$0.38

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,742	5,676	5,729	5,675

Diluted	5,813	5,747	5,868	5,742

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NET INCOME	$220	$1,132	$2,105	$2,425
Net income (loss) from discontinued operations	(9)	195	182	589

Net income from continuing operations	229	937	1,923	1,836
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,453	1,382	4,301	4,053
Provision for doubtful accounts	677	315	1,617	1,589
Deferred income tax provision (benefit)	424	62	488	(349)
Provision (benefit) for self-insured professional liability, net of cash payments	112	(706)	(81)	1,852
Stock-based compensation	154	162	487	556
Amortization of deferred balances	46	93	167	283
Provision for leases in excess of cash payments	222	341	669	1,029
Noncash gain on settlement of contingent liability				(549)
Other	—	—	127	(232)

FUNDS PROVIDED BY OPERATIONS	$3,317	$2,586	$9,698	$10,068

FUNDS PROVIDED BY OPERATIONS PER SHARE:
Basic	$0.58	$0.46	$1.69	$1.77

Diluted	$0.57	$0.45	$1.65	$1.75

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,742	5,676	5,729	5,675

Diluted	5,813	5,747	5,868	5,742

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
SEPTEMBER 30, 2010
(Unaudited)

			For the Three Months Ended September 30, 2010
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing					Board	Board
	As of		Weighted	Occupancy			2010	Revenue	Revenue
	September 30, 2010		Average	(Note 1)			Q3	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	Revenue	2010	2010
Region	Beds	Beds	Census	Beds	Beds	Utilization	($ in millions)	(Note 2)	(Note 2)

Alabama (Note 3)	790	783	698	88.4%	89.2%	13.2%	$13.4	$404.15	$167.60
Arkansas	1,311	1,173	966	73.7%	82.3%	14.6%	16.4	371.65	149.26
Kentucky (Note 4)	778	745	667	85.8%	89.6%	11.3%	12.8	383.35	173.07
Tennessee	617	586	496	80.3%	84.6%	15.9%	9.0	386.59	147.36
Texas	1,868	1,673	1,396	74.7%	83.4%	11.1%	21.4	397.51	124.35

Total	5,364	4,960	4,223	78.7%	85.1%	12.8%	$73.0	$388.37	$148.21

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations.
Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.
Note 3:	The Alabama region includes nursing centers in Alabama and Florida.
Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
SEPTEMBER 30, 2010
(Unaudited)

			Medicare Average Daily
	Occupancy(1)		Census
	Q3	LTM(2)	Q3	LTM(2)
Renovation — Completion Date	2010	Prior	2010	Prior

1st renovation — January 2006	87.6%	64.9%	8.5	8.1
2nd renovation — July 2006	67.1%	71.2%	13.6	12.3
3rd renovation — August 2006	72.5%	45.1%	9.7	5.3
4th renovation — October 2006	81.7%	71.9%	10.6	8.6
5th renovation — February 2007	69.5%	56.2%	10.5	8.0
6th renovation — April 2007	51.8%	47.5%	12.7	12.7
7th renovation — July 2007	81.4%	85.0%	10.5	17.4
8th renovation — January 2008	76.4%	50.9%	13.3	8.9
9th renovation — October 2008	87.6%	83.0%	11.1	17.2
10th renovation — November 2008	86.8%	80.8%	15.8	12.2
11th renovation — March 2009	71.9%	62.5%	13.2	7.0
12th renovation — November 2009	85.1%	86.7%	27.0	24.2
13th renovation — January 2010	93.4%	95.6%	4.5	4.5

Total	77.2%	69.2%	161.0	146.4

(1)	Occupancy based on licensed beds.
(2)	Last Twelve Months prior to commencement of construction.
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